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Weyerhaeuser Reports Second Quarter Results

FEDERAL WAY, Wash. (Jul 27, 2012) - Weyerhaeuser Company (NYSE: WY) today reported net earnings of $84 million for the second quarter, or 16 cents per diluted share, on net sales of $1.8 billion. This compares with net earnings of $10 million on net sales from continuing operations of $1.6 billion for the same period last year.
Earnings for the second quarter of 2012 include after-tax gains of $37 million from special items. Excluding these items, the company reported net earnings of $47 million, or 9 cents per diluted share. This compares with net earnings before special items of $32 million, or 6 cents per diluted share, in the second quarter of 2011.

"We are seeing signs of a rebound in the U.S. housing market, and as markets strengthen, the operational improvements within our Wood Products business are yielding clear results," said Dan Fulton, president and chief executive officer. "Our ongoing work to improve performance across all businesses is positioning us to capture the full benefit of the market recovery, as it unfolds."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2012	2012	2011
(millions, except per share data)	1Q	2Q	2Q
Net sales from continuing operations	$1,494	$1,793	$1,610

Net earnings (1)	$41	$84	$10
Weighted average shares outstanding, diluted	540	540	541
Earnings per diluted share (1)	$0.08	$0.16	$0.02

Net earnings before special items	$9	$47	$32
Earnings per diluted share before special items	$0.02	$0.09	$0.06

Net cash from operations	($60)	$267	$114
Net change in cash and cash equivalents	($225)	$133	($582)
Cash and cash equivalents at end of period	$728	$861	$881

(1) The second quarter of 2011 included a net loss of $13 million from discontinued operations, or ($0.02) per diluted share, on net sales of $163 million. Discontinued operations include Weyerhaeuser's hardwoods and Westwood Shipping Lines businesses, which were sold in the third quarter of 2011.

Weyerhaeuser began reporting elimination of intersegment profit on inventory and the LIFO reserve as part of Unallocated Items during second quarter 2012. Previously these company-level adjustments were recorded in the business segments. This change provides a better understanding of business segment operating results. For consistency, segment contributions to pre-tax earnings for prior periods have been adjusted to classify these amounts as part of Unallocated Items. There was no change to Weyerhaeuser's consolidated net earnings.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	1Q 2012	2Q 2012	Change
Net sales	$250	$262	$12
Contribution to pre-tax earnings	$70	$77	$7
2Q 2012 Performance - The segment's earnings increased $7 million compared with the first quarter, primarily due to seasonally higher fee harvest in the West and South and increased demand for domestic and export logs. Average selling prices for export logs declined, and domestic prices for Western and Southern logs rose slightly.

3Q 2012 Outlook - Weyerhaeuser expects comparable earnings from the Timberlands segment in the third quarter. The company expects higher earnings from the disposition of non-strategic timberlands, partially offset by lower domestic selling prices for Western logs and a decline in Southern log price realizations due to mix.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	1Q 2012	2Q 2012	Change
Net sales	$634	$776	$142
Contribution (charge) to pre-tax earnings before special items	(13)	30	$43
Pre-tax special items	—	6	6
GAAP contribution (charge) to pre-tax earnings	($13)	$36	$49
2Q 2012 Performance - Results before special items improved $43 million compared with the first quarter, primarily due to higher selling prices for lumber and oriented strand board and operational improvements. Lumber prices increased 13 percent, and prices for oriented strand board improved 9 percent. Sales volumes increased substantially.
Special items for the second quarter include a $6 million pre-tax gain on the sale of property.
3Q 2012 Outlook - Weyerhaeuser anticipates lower earnings from the Wood Products segment in the third quarter. The company expects comparable sales volumes for most products and seasonally lower selling prices for lumber.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	1Q 2012	2Q 2012	Change
Net sales	$473	$459	($14)
Contribution to pre-tax earnings	$48	$36	($12)
2Q 2012 Performance - The segment's earnings declined $12 million. Average selling prices for pulp were approximately flat compared with first quarter. Planned maintenance costs increased, and sales volumes declined due to timing of shipments and reduced pulp production resulting from operational issues experienced during the quarter. First and second quarter each included two scheduled annual maintenance outages.
3Q 2012 Outlook - Weyerhaeuser expects significantly higher earnings from the Cellulose Fibers segment in the third quarter. The company anticipates improved productivity, lower annual maintenance expense, and reduced chemical, energy and fiber costs, partially offset by slightly lower selling prices for pulp.

REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	1Q 2012	2Q 2012	Change
Net sales	$137	$296	$159
Contribution (charge) to pre-tax earnings	($8)	$15	$23
2Q 2012 Performance - The segment's earnings improved $23 million compared with the first quarter. Home closings increased seasonally to 508 single-family homes, and average margins on homes closed improved to nearly 20 percent due to mix. Second quarter results include earnings of $12 million from the sale of land and lots, compared with $1 million from the sale of lots in the first quarter.
At the end of the second quarter the backlog of homes sold, but not closed, totaled 1,033 units, a 53 percent increase compared with one year ago.
3Q 2012 Outlook - Weyerhaeuser expects slightly higher earnings from single-family homebuilding operations in the third quarter. The company anticipates seasonally higher home closings, partially offset by slightly lower average selling prices due to mix and slightly higher selling expenses due to the additional closing volume.
OTHER ITEMS

Special items for the second quarter include a pre-tax gain of $51 million from postretirement plan amendments. Weyerhaeuser expects no future gains related to these benefit changes, which were effective June 30, 2012.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2011, we employed approximately 12,800 employees in 11 countries. We have customers worldwide and generated $6.2 billion in sales from continuing operations in 2011. Our stock trades on the New York Stock exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 27 to discuss second quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on July 27.
To join the conference call from within North America, dial 877-296-9413 (access code – 41406958) at least 15 minutes prior to the call. Those calling from outside North America should dial 706-679-2458 (access code – 41406958). Replays will be available for one week at 855-859-2056 (access code – 41406958) from within North America and at 404-537-3406 (access code – 41406958) from outside North America.
The webcast is available to both institutional and individual investors through the Thomson StreetEvents Network. Individual investors can listen to the call at www.fulldisclosure.com, Thomson’s individual investor portal. Institutional investors can access the call via Thomson’s password-protected site at www.streetevents.com.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations for the third quarter of 2012, including slightly lower export log realizations, lower domestic selling prices for Western logs, somewhat lower Southern log price realizations, higher earnings from the disposition of non-strategic timberlands, and comparable earnings from the Timberlands segment; flat to slightly lower sales volumes, seasonally softer sales realizations, increased log costs in Canada, flat log costs in the South, declining log costs in the West, and solidly profitable results from the Wood Products segment; weaker selling prices for pulp, higher pulp sales volumes, improved productivity, lower annual maintenance expense, reduced chemical and energy and fiber costs, slightly higher freight expense, and significantly higher earnings from the Cellulose Fibers segment; and higher home closing volume, slightly lower average selling prices, gross margins of approximately 20 percent, increased selling expenses, and increased earnings from single-family homebuilding operations in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	the level of competition from domestic and foreign producers;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar, and the relative value of the euro and the yen. Restrictions on international trade or tariffs imposed on imports also may affect the company.